SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Barrier Therapeutics, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value

(Title of Class of Securities)

06850R108

(CUSIP Number)

August 5, 2008

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would later disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but will be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 06850R108	Page 2 of 18

1.	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) New Leaf Ventures I, L.P. (26-0137799)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 06850R108	Page 3 of 18

1.	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) New Leaf Venture Management I, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 06850R108	Page 4 of 18

1.	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) New Leaf Venture Management I, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 06850R108	Page 5 of 18

1.	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Philippe O. Chambon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION France

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 06850R108	Page 6 of 18

1.	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Jeani Delagardelle
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 06850R108	Page 7 of 18

1.	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ron Hunt
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 06850R108	Page 8 of 18

1.	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) James Niedel
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 06850R108	Page 9 of 18

1.	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Kathleen D. LaPorte
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 06850R108	Page 10 of 18

1.	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Vijay Lathi
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0
6. SHARED VOTING POWER 0
7. SOLE DISPOSITIVE POWER 0
8. SHARED DISPOSITIVE POWER BY EACH REPORTING PERSON 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 06850R108	Page 11 of 18

Item 1(a).		Name of Issuer:

Barrier Therapeutics, Inc.

Item 1(b).		Address of Issuer’s Principal Executive Offices:

600 College Road East, Suite 3200 Princeton, NJ 08540

Item 2(a).		Name of Person Filing:

New Leaf Ventures I, L.P. (“New Leaf”), New Leaf Venture Management I, L.P. (“NLVM L.P.”) and New Leaf Venture Management I, L.L.C. (“NLVM L.L.C. and together with New Leaf and NLVM L.P., the “Reporting Entities”) and Philippe O. Chambon, Jeani Delagardelle, Ron Hunt, James Niedel, Kathleen D. LaPorte and Vijay Lathi (collectively, the “Managing Directors”). The Reporting Entities and the Managing Directors collectively are referred to as the “Reporting Persons”.

Item 2(b).		Address of Principal Business Office or, if None, Residence:

7 Times Square, Suite 1603, New York, New York 10036

Item 2(c).		Citizenship:

New Leaf and NLVM L.P. are limited partnerships organized under the laws of the State of Delaware. NLVM L.L.C. is a limited liability company organized under the laws of the State of Delaware. Each Managing Director other than Philippe O. Chambon is a citizen of the United States. Philippe O. Chambon is a citizen of France.

Item 2(d).		Title of Class of Securities:

Common Stock, par value $0.0001 per share.

Item 2(e).		CUSIP Number:

06850R108

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	☐ Broker or dealer registered under Section 15 of the Exchange Act;

	(b)	☐ Bank as defined in Section 3(a)(6) of the Exchange Act;

	(c)	☐ Insurance company as defined in Section 3(a)(19) of the Exchange Act;

	(d)	☐ Investment company registered under Section 8 of the Investment Company Act;

	(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan or endowment find in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

CUSIP NO. 06850R108	Page 12 of 18

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.		Ownership.

(a) Amount beneficially owned:

0 shares.

(b) Percent of class:

0% of the outstanding Common Stock.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

0 shares for each Reporting Person.

(ii) Shared power to vote or to direct the vote:

Each of the Reporting Persons: 0.

(iii) Sole power to dispose or to direct the disposition of:

0 shares for each Reporting Persons.

(iv) Shared power to dispose or to direct the disposition of:

Each of the Reporting Person: 0.

Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.		Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.		Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

CUSIP NO. 06850R108	Page 13 of 18

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 29, 2008	NEW LEAF VENTURES I, L.P.

	By:	New Leaf Venture Management I, L.P.
Its: General Partner

By: New Leaf Venture Management I, L.L.C.
Its: General Partner

			By:	/s/ Craig L. Slutzkin
			Name:	Craig L. Slutzkin
			Title:	Chief Financial Officer

NEW LEAF VENTURE MANAGEMENT I, L.P.

	By:	New Leaf Venture Management I, L.L.C.
Its: General Partner

		By:	/s/ Craig L. Slutzkin
		Name:	Craig L. Slutzkin
		Title:	Chief Financial Officer

NEW LEAF VENTURE MANAGEMENT I, L.L.C.

	By:	/s/ Craig L. Slutzkin
	Name:	Craig L. Slutzkin
	Title:	Chief Financial Officer

*
Philippe O. Chambon

*
Jeani Delagardelle

*
Ron Hunt

CUSIP NO. 06850R108	Page 15 of 18

*
Kathleen D. LaPorte

*
Vijay Lathi

*
James Niedel

* By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin as
Attorney-in-Fact

This Schedule 13G was executed by Craig L. Slutzkin pursuant to Powers of Attorney, which are set forth on Exhibit 2 hereto.

(Page 15 of 18 Pages)

CUSIP NO. 06850R108	Page 16 of 18

Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Barrier Therapeutics, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: August 29, 2008	NEW LEAF VENTURES I, L.P.

	By:	New Leaf Venture Management I, L.P.
Its: General Partner

		By:	New Leaf Venture Management I, L.L.C.
Its: General Partner

			By:	/s/ Craig L. Slutzkin
			Name:	Craig L. Slutzkin
			Title:	Chief Financial Officer

NEW LEAF VENTURE MANAGEMENT I, L.P.

	By:	New Leaf Venture Management I, L.L.C.
Its: General Partner

		By:	/s/ Craig L. Slutzkin
		Name:	Craig L. Slutzkin
		Title:	Chief Financial Officer

NEW LEAF VENTURE MANAGEMENT I, L.L.C.

	By:	/s/ Craig L. Slutzkin
	Name:	Craig L. Slutzkin
	Title:	Chief Financial Officer

*
Philippe O. Chambon

(Page 16 of 18 Pages)

CUSIP NO. 06850R108	Page 17 of 18

*
Jeani Delagardelle

*
Ron Hunt

*
Kathleen D. LaPorte

*
Vijay Lathi

*
James Niedel

* By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin as
Attorney-in-Fact

This Agreement was executed by Craig L. Slutzkin pursuant to Powers of Attorney, which are set forth on Exhibit 2 hereto.

(Page 17 of 18 Pages)

CUSIP NO. 06850R108	Page 18 of 18

Exhibit 2

Power of Attorney dated September 29, 2006 (incorporated by reference from Exhibit 2 to the Schedule 13G relating to the Common Stock of Barrier Therapeutics, Inc. filed by the undersigned with the Securities and Exchange Commission (“SEC”) on October 11, 2006).

Power of Attorney dated September 29, 2006 (incorporated by reference from Exhibit 3 to the Schedule 13G relating to the Common Stock of Barrier Therapeutics, Inc. filed by the undersigned with the SEC on October 11, 2006).

Power of Attorney dated September 29, 2006 (incorporated by reference from Exhibit 4 to the Schedule 13G relating to the Common Stock of Barrier Therapeutics, Inc. filed by the undersigned with the SEC on October 11, 2006).

Power of Attorney dated November 18, 2004 (incorporated by reference from Exhibit 5 to the Schedule 13G relating to the Common Stock of Barrier Therapeutics, Inc. filed by the undersigned with the SEC on October 11, 2006).

Power of Attorney dated October 5, 2006 (incorporated by reference from Exhibit 6 to the Schedule 13G relating to the Common Stock of Barrier Therapeutics, Inc. filed by the undersigned with the SEC on October 11, 2006).

Power of Attorney dated October 5, 2006 (incorporated by reference from Exhibit 7 to the Schedule 13G relating to the Common Stock of Barrier Therapeutics, Inc. filed by the undersigned with the SEC on October 11, 2006).

(Page 18 of 18 Pages)